MANAGEMENT AGREEMENT


This Agreement is made this 1st day of November 1995, by and between The Council of Unit Owners of the Residences and Inn at Henderson's Wharf, A Condominium, Inc. (the
"Owner") and Claremont Management Corporation (the
"Agent").

Section 1 - APPOINTMENT OF MANAGING AGENT

1.1  APPOINTMENT OF MANAGING ACCEPTANCE
     Owner hereby appoints Agent as sole and exclusive agent of Owner to manage the property described in paragraph 1.2 upon the terms and conditions provided herein. Agent accepts the appointment and agrees to furnish the services of its organization for the management of the Premises; and Owner agrees to pay all expenses in connection with those services.

1.2  DESCRIPTION OF PREMISE
     The property to be managed by Agent under this
     Agreement (the "Premises") is known as   The Council
     of Unit Owners of the Residences and Inn at Henderson's Wharf, A Condominium, Inc., located at
     1000 Fell Street, Baltimore, MD, consisting of the land, building, and other improvements described as 137 residential units and a 38 room inn, all of which constitute the condominium association in the state of Maryland.

1.3  TERM
     The terms of the Agreement shall be for an initial period of 20 months (the "initial term") from the 1st day of November 1995, to including the 30th day of June 1997; and thereafter shall be automatically renewed from year to year unless terminated as provided in sections 19 or 25 herein. Each of said one-year renewal periods is referred to as a "term year".

1.4  MANAGEMENT OFFICE
     Owner shall provide adequate space on the Premises for a management office. This office can be shared with other properties. Owner shall pay all expenses related to such office, including, but not limited to, furnishings, equipment, postage and office supplies, electricity and other utilities, and telephone. All costs to be prorated to appropriate properties.

Section 2 - Bank Accounts

     The various bank accounts established under this Agreement shall at all times be established in Owner's name but under Agent's control. Agent's and Owner's designees shall be the only parties authorized to draw upon such accounts. No amounts deposited in any accounts established under this Agreement shall in any event be commingled with any other funds of Agent.


2.1  OPERATING (AND/OR) RESERVE ACCOUNT(S)
     Agent shall establish a separate account(s) known as the Council of Unit Owners of the Residences and Inn at Henderson's Wharf, a Condominium, Inc., Operating
     (and/or) Reserve Account(s), separate and apart from Agent's corporate accounts, for the deposit of receipts collected as described herein, in a bank or other institution whose deposits are insured by the federal government. Such depository shall be selected by the Agent upon the consent of the Owner.
     However, Agent shall not be held liable in the event of bankruptcy or failure of a depository. Funds in the Operating (and/or) Reserve Account(s) remain the property of Owner subject to disbursement of expenses by Agent as described in the Agreement.

2.1.1     INITIAL DEPOSIT AND CONTINGENCY RESERVE
     Within the first two weeks of the commencement of this Agreement, Owner shall see that the Agent is remitted the sum of $25,000 to be deposited in the Operating (and/or) Reserve Account(s) as an initial deposit representing the estimated disbursements to be made in the first month following the commencement of this Agreement, plus an additional sum of $1,000 as a contingency reserve. If this contingency reserve is drawn down, then they shall be replenished from operations as soon as economically feasible. Owner and Agent shall review the amount of the contingency reserve from time to time and shall agree in writing on a new contingency reserve amount when such is required.

2.2  FIDELITY BOND
     The Agent will furnish, at its own expense, a fidelity bond in the principal sum of $1,000,000, which is at least equal to the gross potential income for two months and is conditioned to protect the Owner and the Mortgagee against misappropriation of funds of the Premises by the Agent and its employees. The Agent will obtain a bond of like kind to cover the on-site personnel expressed in Section 7.1 and it shall be paid for from Premises income. The other terms and conditions of the bond, and the surety thereon, will be subject to approval of the Owner and the Mortgagee.

Section 3 - COLLECTION OF RENTS AND OTHER RECEIPTS

3.1  AGENT'S AUTHORITY
     Agent shall collect (and give receipts for, if necessary) all charges and other amounts receivable on Owner's account in connection with the management and operation of the Premises. Such receipts shall be deposited in the Operating (and/or) Reserve
     Account(s) maintained by Agent for the Premises.

3.2  SPECIAL CHARGES
     If permitted by applicable law, Agent may collect from owners any or all of the following: and administrative charge for late payment of fees, a charge for returned or non-negotiable checks, and other administrative charges as required.


Section 4 - DISBURSEMENT FROM OPERATING (AND/OR) RESERVE
     ACCOUNT(S)

4.1  OPERATING EXPENSES
     From the Operating (and/or) Reserve Account(s),
     Agent is hereby authorized to pay or reimburse itself for all expenses and costs of operating the Premises in accordance with approved annual budget under Section 6.2 and for all other sums due Agent under this Agreement, including Agent's compensation under section 15.

4.2  RECURRING PAYMENTS
     Owner shall give Agent advance written notice of at least 10 days if Owner desires Agent to make any additional monthly or recurring payments (such as general taxes, or special assessments, or fire, steam boiler, or other insurance premiums) out of the proceeds from the Premises. If Owner notifies
     Agent to make such payments after the beginning of the term of this Agreement, Agent shall have the authority to name a new contingency, and Owner shall maintain this new contingency reserve amount at all times in the Operating (and/or) Reserve Account(s).

4.3  NET PROCEEDS
     To the extent that funds are available, and after maintaining the cash contingency reserve amount as specified in paragraph 2.1.1, Agent shall transmit cash balances to Owner periodically, as follows.
     Such periodic cash balances shall be remitted to the following person(s), in the percentage(s) specified, address(es) shown: as directed from time to time by Owner.

Section 5 - AGENT NOT REQUIRED TO ADVANCE FUNDS

          In the event the balance in the Operating (and/or) Reserve Account(s) is at any time insufficient to pay disbursements due and payable under paragraphs
     4.1, 4.2 and 6.2. Owner shall immediately upon notice, remit to Agent sufficient funds to cover the deficiency and replenish the contingency reserve.
     In no event shall Agent be required to use its own funds to pay such disbursements. Nor shall Agent be required to advance any monies to Owner, or to the Operating (and/or) Reserve Account(s).

     If Agent elects to advance any money in connection with the Premises to pay any expenses for Owner, such advances shall be considered a loan subject to repayment with interest, and Owner hereby agrees to reimburse Agent, including interest as provided in paragraph 15.4 and hereby authorizes Agent to deduct such amounts from any monies due Owner.






Section 6 - FINANCIAL AND OTHER REPORTS

6.1  REPORTING REQUIREMENTS
     By the 20th day of each month, Agent will provide to the Owner the following schedules for the preceding month, which include, but are not limited to:
     balance sheet, income statement with comparisons to budget, general ledger, rent roll, bank statements and cash reconciliations, aged listing of accounts receivables, listing of prepaids, additions to fixed assets over $500, intercompany reconciliation, listing of accruals and other prepaids, tenant security deposit listing, and cash flow statement.
     In addition, Agent shall, on a mutually acceptable schedule, prepare and submit to Owner such other reports as are agreed on by both parties.

6.2  BUDGETS
     Annual operating budgets for the Premises will be approved by the Owner. Except as permitted under
     Section 8.1 below, annual disbursements for each type of operating expenses itemized in the budget shall not materially exceed the amount authorized by the approved budget without prior consent of the Owner. The Agent will prepare a recommended operating budget for each fiscal year beginning during the term of this Agreement, and will submit the same to the Owner at least forty-five (45) days before the beginning of the fiscal year. The Owner will promptly inform the Agent of any changes incorporated in the approved budget, and the Agent will keep the Owner informed of any anticipated deviation from the receipts or disbursements stated in the approved budget.

6.3  OWNER'S RIGHT TO AUDIT
     Owner shall have the right to request periodic audits of all applicable accounts managed by Agent, and the cost of such audit(s) shall be paid by Owner.

Section 7 - EMPLOYEES

7.1  AGENT'S AUTHORITY TO HIRE
     Agent is authorized to hire, supervise, discharge, and pay all servants, employees, contractors or other personnel necessary to be employed in the management, maintenance, and operation of the Premises in accordance with approved budget mentioned in Section 6.2. All employees shall be deemed employees of the Agent.

7.2  OWNER PAYS EMPLOYEE EXPENSES
     All wages and fringe benefits payable to such employees hired per paragraph 7.1 above, and all local, state, and federal taxes and assessment
     (including but not limited to Social Security taxes, unemployment insurance and workers' compensation insurance) incident to the employment of such personnel, shall be reimbursed to the Agent out of the Operating (and/or) Reserve Account(s) in accordance with the approved budget and shall be treated as operating expenses.


7.3  AGENT'S AUTHORITY TO FILE RETURNS
     Agent shall do and perform all acts required of an employer with respect to the Premises and shall execute and file all tax and other returns required under the applicable federal, state and local laws, regulations, and/or ordinances governing employment, and all other statements and reports pertaining to labor employed in connection with the Premises and under any similar federal or state law now or hereafter in force. In connection with such filing, Owner shall be responsible for all amounts required to be paid under the foregoing laws, and Agent shall pay the same from the Operating (and/or) Reserve
     Account(s). Any penalties assessed to Owner and incurred due to the negligence of Agent shall be paid for by Agent.

7.4  WORKER'S COMPENSATION INSURANCE
     Agent shall, at Owner's expense, maintain worker's compensation insurance covering all liability of the employer under established worker's compensation laws.

7.5  HOLD HARMLESS, LABOR LAWS
     Agent shall be responsible for compliance with all applicable state or federal labor laws. Owner shall indemnify, defend, and save Agent harmless from all claims, investigations, and suites, or from Owner's action or failures to act, with respect to any alleged or actual violation of state or federal labor laws. Conversely, Agent shall indemnify, defend and save Owner harmless from all claims, investigations, and suits, or from Agent's actions or failure to act with respect to any alleged or actual violations of state or federal labor laws.
     Agent's or Owner's obligation with respect to such violation(s) shall include payment of all settlements, judgments, damages, liquidated damages, penalties, forfeitures, back pay awards, court costs, litigation expenses, and attorney's fees.

Section 8 - MAINTENANCE AND REPAIR

     Agent is authorized to make or cause to be made, through contracted services or otherwise, all ordinary repairs and replacements reasonably necessary to preserve the Premises in its present condition and for the operating efficiency of the Premises, and all alterations required to comply with the condominium document requirements, governmental regulations, or insurance requirements.
     Agent is also authorized to decorate the Premises and to purchase or rent, on Owner's behalf, all equipment, tools, appliances, materials, maintenance, or operation of the Premises. Such maintenance and decorating expenses shall be paid out of the Operating (and/or) Reserve Account(s).








8.1  APPROVAL FOR EXCEPTIONAL MAINTENANCE EXPENSE
     The expense to be incurred for any one item of maintenance alteration, refurbishing, or repair shall not exceed the sum of $5,000 unless such expense is specifically authorized by Owner or is incurred under such circumstances as Agent shall reasonable deem to be an emergency. In an emergency where repairs are immediately necessary for the preservation and safety of the Premises, or to avoid the suspension of any essential service to the Premises, or to avoid danger to life or property, or to comply with federal, state, or local law, such emergency repairs shall be made by Agent at Owner's expense prior approval.

Section 9 - CONTRACTS, UTILITIES AND SERVICES

     Agent is authorized to negotiate contracts for non-recurring items of expense, not to exceed $5,000, unless approved by Owner, and to enter into agreements in Owner's name for all necessary repairs, maintenance, minor alterations, and utility services. Agent shall, in Owner's name and at Owner's expense, make contracts on Owner's behalf for electricity, gas, telephone, fuel, or water, and such other services as Agent shall deem necessary or prudent for the operation of the Premises. All utility deposits shall be the Owner's responsibility, except that Agent may pay same from the Operating (and/or) Reserve Account(s) at Owner's request.

Section 10 - RELATIONSHIP OF AGENT TO OWNER

     The relationship of the parties to this Agreement shall be that of Principal and Agent, and all duties to be performed by Agent under this Agreement shall be for and on behalf of Owner, in Owner's name and for Owner's account. In taking any under the Agreement, Agent shall be acting only as Agent for Owner, and nothing in this Agreement shall be construed as creating a partnership, joint venture, or any other relationship between the parties to this Agreement except that of Principal and Agent, or as requiring Agent to bear any portion of losses arising out of or connected with the ownership or operation of the Premises. Nor shall Agent at any time during the period of this Agreement to be considered a direct employee of Owner. Neither party shall have the owner to bind or obligate the other except as expressly set forth in this Agreement except that Agent is authorized to act with such additional authority and power as may be necessary to carry out the spirit and intent of this Agreement.










Section 11 - SAVE HARMLESS

     The Owner will indemnify the Agent harmless against and hold the Agent harmless from and against any liabilities, damages, costs and expenses (including reasonable attorney's fees) sustained or incurred for injury to any person or property in, about, and in conjunction with the buildings, unless such injury shall be caused by the Agent's own negligence or willful misconduct; and any liability, damages, penalties, costs and expenses (including reasonable attorney's fees) statutory or otherwise, for all acts performed by the Agent in accordance with the terms of this Agreement or pursuant to the instructions of the Owner, provided, in each of the foregoing instances, that the Agent promptly advises the Owner of its receipt of information concerning any such injury and the amount of any such liability, damages, penalties, costs and expenses.

     The Agent will indemnify the Owner harmless against and hold the Owner harmless from and against; any liabilities, damages, costs and expenses (including reasonable attorney's fees) sustained or incurred for injury to any person or property in, about, and in conjunction with the buildings caused by the Agent's own negligence or willful misconduct; and any liability, damages, penalties, costs and expenses (including reasonable attorney's fees) statutory or otherwise, for all acts performed by the Agent not in accordance with the terms of this Agreement or not pursuant to the instructions of the Owners.

Section 12 - LIABILITY INSURANCE

     Owner and Agent shall obtain and keep in force adequate insurance against physical damage (e.g.
     fire with extended coverage endorsement, boiler and machinery, etc.) and against liability for loss, damage, or injury to property or persons which might arise out of the occupancy, management, operation, or maintenance of the Premises. The amounts and types of insurance shall be acceptable to both Owner and Agent, and any deductible required under each insurance policies shall be Owner's expense. Agent shall be covered as additional insured on all liability insurance maintained with respect to the Premises. Liability insurance shall be adequate to protect the interest of both Owner and Agent and in form, substance, and amounts reasonable satisfactory to Agent. Owner agrees to furnish Agent with certificates evidencing such insurance or with duplicate copies of such policies within 10 days of the execution of this Agreement. If Owner fails to do so, Agent may but shall not be obligated to place said insurance and charge the cost thereof to the Operating (and/or) Reserve Account(s) said policies shall provide that notice of default or cancellation shall be sent to Agent as well as Owner and shall require a minimum of 30 days written notice to Agent before any cancellation of or changes to said policies.




Section 13 - AGENT ASSUMES NO LIABILITY

     Agent assumes no liability whatsoever for any acts or omissions of Owner or any previous owners of the Premises, or any previous management or other agent of either. Agent assumes no liability for any failure of or default by any tenant in the payment of any rent or other charges due Owner or in the performance of any obligations owned by any tenant to Owner pursuant to any lease or otherwise. Nor does Agent assume any liability for previously unknown violations or environmental or other regulations which may become unknown during the period of this Agreement is in effect. Any such regulatory violations or hazards discovered by Agent shall be brought to the attention of the Owner in writing and Owner shall promptly cure them.

Section 14 - OWNER RESPONSIBLE FOR ALL EXPENSES OF
LITIGATION

     Owner shall reimburse all reasonable expenses incurred by Agent, including but not limited to, attorneys' fee and Agent's costs and time, any liability, fines, penalties or the like, in connection with any claim, proceeding, or suit involving an alleged violation by Agent or Owner, or both, of any law pertaining to fair employment, fair credit reporting, environmental protection, rent control, taxes, or fair housing, including, but not limited to, any law prohibiting or making illegal discrimination on the basis or race, sex, creed, color, religion, national origin, or mental or physical handicap, provided, however, that Owner shall not be responsible to Agent for any such expenses in the event Agent is finally adjudged to have personally, and not in a representative capacity, violated any such law. Nothing contained in this Agreement shall obligate Agent to employ legal counsel to represent Owner in any such proceeding or suit.

14.1 FEES FOR LEGAL ADVICE
     Owner shall pay reasonable expenses incurred by Agent in obtaining legal advice regarding compliance with any law affecting the Premises or activities related to them. If such expenditure also benefits others for whom Agent in this Agreement acts in a similar capacity, Owner agrees to pay an apportioned amount of such expense.

Section 15 - AGENT'S COMPENSATION AND EXPENSES

     As compensation for the services provided by Agent under this Agreement (and exclusive of reimbursement of expenses to which Agent is entitled hereunder).
     Owner shall pay Agent as follows:

15.1 FOR MANAGEMENT SERVICES
     The sum of $850 per month to be paid on the first of each month in advance.

15.2 FOR FIRE RESTORATION
     10% of total restoration if Claremont Management
     Corporation acts as general contractor.
15.3 FOR OTHER ITEMS OF MUTUAL AGREEMENT
     To be determined if situation arises.

15.4 INTEREST ON UNPAID SUMS
     Any sums due Agent under any provisions of this Agreement, and not paid within 30 days after such sums have become due, shall bear interest at the rate of Fleet prime rate.

Section 16 - REPRESENTATIONS

     Owner represents and warrants: That Owner has full power and authority to enter this Agreement; that there are no written or oral agreements affecting the Premises other than tenant leases, copies of which have been furnished to Agent; that there are no recorded easements, restrictions, reservations, or rights of way which adversely affect the use of the Premises for the purposes intended under this Agreement; that to the best of Owner's knowledge, the property is zoned for the intended use; that all leasing and other permits for the operation of the Premises have been secured and are current; that the building and its been secured and are current; that the building and its construction and operation do not violate any applicable statutes, laws, ordinances, rules regulations, orders, or the like
     (including, but not limited to, those pertaining to hazardous or toxic substances); that the building does not contain any asbestos, urea, formaldehyde, radon, or other toxic or hazardous substance; and that no unsafe conditions exists.

Section 17 - STRUCTURAL CHANGES

     Owner expressly withholds from Agent any power or authority to make any structural changes in any building, or to make any other major alterations or additions in or to any such building or to any equipment to any such building, or to incur any expense chargeable to Owner other than expenses related to exercising the express powers vested in Agent through this Agreement, without the prior written consent of the following person or his designee:

          Terrence Sullivan
          Boston Bay Capital, Inc.
          One Liberty Square
          Boston, MA 02109

     However, such emergency repairs as may be required because of danger to life or property, or which are immediately necessary for the preservation and safety of the Premises or the safety of the tenants and occupants thereof, or required to avoid the suspension of any necessary service to the Premises, or to comply with any applicable federal, state, or local laws, regulations, or ordinances, shall be authorized pursuant to paragraph 8.1 of this Agreement, and Agent shall notify Owner appropriately.


Section 18 - BUILDING COMPLIANCE

     Agent does not assume and is given no responsibility for compliance of the Premises or any building thereon or any equipment therein with the requirements of any building codes or with any statue, ordinance, law, or regulation or any governmental body or of any public authority or official thereof having jurisdiction, except to notify Owner promptly or forward to Owner promptly any complaints, warnings, notices, or summons received by Agent relating to such matters. Owner represents that to the best of Owner's knowledge the Premises and all such equipment comply with all such requirements, and Owner authorizes Agent to disclose the ownership of the Premises to any such officials and agrees to indemnify and hold Agent, its representatives, servants, and employees, harmless of and from all loss, cost, expense, and liability whatsoever which may be imposed by reason of any present or future violation or alleged violation of such laws, ordinances, statues, or regulations.

Section 19 - TERMINATION

19.1 TERMINATION BY EITHER PARTY
     This Agreement may be terminated by either Owner or Agent, with or without cause, at the end of the initial term or of any following term year upon the giving of 30 days' written notice prior to the end of said initial term or following terming year.

19.2 TERMINATION FOR CAUSE
     Notwithstanding the foregoing, the Agreement shall terminate in any event, and all obligations of the parties hereunder shall cease (except as to liabilities or obligations which have accrued or arisen prior to such termination, or which accrue pursuant to paragraph 19.3 as a result of such termination, and obligations to insure and indemnify), upon the occurrence of any of the following events:

     a. BREACH OF AGREEMENT - Thirty (30) days after the receipt of notice by either party to the other specifying in detail a material breach of this Agreement, if such breach has not been cured within said thirty (30) day period; or if such breach is of a nature that it cannot be cured within said (30) day period but can not be cured with a reasonable time thereafter, if efforts to cure such breach have not commenced or/and such efforts are not proceeding and being continued diligently both during and after such thirty (30) day period prior to the breach being cured. HOWEVER, the breach of any obligation of either party hereunder to pay any monies to the other party under the terms of this Agreement shall be deemed to be curable within thirty (30) days.






19.2 TERMINATION FOR CAUSE (Cont.)

     b. FAILURE TO ACT, ETC. - In the event that any insurance required of Owner is not maintained without any lapse, or it is alleged or charged that the Premises, or any portion thereof, or any act or failure to act by Owner, its agent and employees with respect to the Premises, fails to comply with any law or regulations, or any order or ruling of any public authority, and Agent, in its sole discretion, considers that the action or position of Owner or its representatives with respect thereto may result in damage or liability to Agent, or disciplinary proceeding with respect to Agent's license. Agent shall have the right to terminate this Agreement at any time by written notice to Owner of its election to do so, which termination shall be effective upon the service of such notice. Such termination shall not release the indemnities of Owner set forth herein.

     c. EXCESSIVE DAMAGE - Upon the destruction of or substantial damage to the Premises by any cause, or the taking of all or a substantial portion of the Premise of the Premises by eminent domain, in either case making it impossible or impracticable to continue operation of the Premises.

     d. INADEQUATE INSURANCE - If Agent deems that the liability insurance obtained by Owner per section 12 is not reasonable satisfactory to protect its interest under this Agreement, and if Owner and Agent cannot agree as to adequate insurance. Agent shall have the right to cancel this Agreement upon the service of notice to Owner.

19.3 TERMINATION COMPENSATION
     If (i) Owner terminates this Agreement before the end of the initial term or any subsequent term year as provided in paragraph 19.1 above for any reason other than for a breach by Agent under paragraph
     19.2 (a) above, or if (ii) Agent terminates this Agreement for a breach by Owner under paragraph 19.2
     (a) above or pursuant to the provisions of paragraph
     19.2 (b) or 19.2 (d) above, then in any such event, Owner shall be obligated to pay Agent as liquidated damages an amount equal to the management fee earned by Agent, as determined under paragraph 15.1 above, for the calendar month immediately preceding the month in which the notice of termination is given to Agent or to Owner, multiplied by the number of months and/or portions thereof remaining from the termination date until the end of the initial term or term year in which the termination occurred.
     Such damages, plus any amounts accruing to Agent prior to such termination, shall be due and payable upon termination of this Agreement. To the extent that funds are available, such sums shall be payable from the Operating (and/or) Reserve Account(s). Any amount due in excess of the funds available from the Operating (and/or) Reserve Account(s) shall be paid by Owner to Agent upon demand.




19.4 OWNER RESPONSIBLE FOR PAYMENTS
     Upon Termination or withdrawal from this Agreement, Owner shall assume the obligations of any contract or outstanding bill executed by Agent under this Agreement for and on behalf of Owner and responsibility for payment of all unpaid bills. In addition, Owner shall furnish Agent security, in an amount satisfactory to Agent, against any obligations or liabilities with Agent may have properly incurred on Owner's behalf under this Agreement.

     Agent may withhold funds for ninety (90) days after the end of the month in which this Agreement is terminated, in order to pay bills previously incurred by not yet invoiced and to close accounts.
     Agent shall deliver to Owner, within ninety (90) days after the end of the month in which this Agreement is terminated, any balance of monies due
     Owner or of tenant security deposits, or both which were held by Agent with respect to the Premises, as well as a final accounting reflecting the balance of income and expenses with respect to the Premises as of the date of termination or withdrawal, and all records, contracts, leases, receipts for deposits, and other papers or documents which pertain to the Premises.

Section 20 - INDEMNIFICATION SURVIVES TERMINATION

     All representatives and warranties of the parties contained herein shall survive the termination of this Agreement. All provisions of this Agreement that require Owner to have insured or to defend, reimburse, or indemnify Agent (including, but not limited to, paragraphs, 2.1, 2.2, 5, 7.2, 11, 12,
     13, 14, 15.4, 18, 19.3 and 19.4) shall survive any
     termination; and if Agent is or becomes involved in any proceedings or litigation by reason of having been Owner's Agent, such provisions shall apply as if this Agreement were still in effect.

Section 21 - HEADINGS

     All headings and subheadings employed within this Agreement and in the accompanying List of Provisions are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

Section 22 - FORCE MAJEUR

     Any delays in the performance of any obligation of Agent under this Agreement shall be excused to the extent that such delays are caused by wars, national emergencies, natural disasters, strikes, labor disputes, utility failures, governmental regulations, riots, adverse weather, and other similar causes not within the control of Agent, and any time periods required for performance shall be extended accordingly.





Section 23 - COMPLETE AGREEMENT

     This Agreement, including any specified attachments, constitutes the entire agreement between Owner and Agent with respect to the management and operation of the Premises and supersedes and replaces any and all previous management agreements entered into or/and negotiated between Owner and Agent relating to the Premises covered by this Agreement. No change to this Agreement shall be valid unless made by supplemental written agreement executed and approved by Owner and Agent. Except as otherwise provided herein, any and all amendments, additions, or deletions to this Agreement shall be null and void unless approved by Owner and Agent in writing.
     Each party to this Agreement hereby acknowledges and agrees that the other party has made no warranties, representations, covenants, or agreements, express or implied, to such party, other than those expressly set forth herein, and that each party, in entering into and executing this Agreement, has relied upon no warranties, representations, covenants, or agreement, express or implied, to such party, other than those expressly set forth herein.

Section 24 - RIGHTS CUMULATIVE; NO WAIVER

     No right or remedy herein conferred upon or reserved to either of the parties to this Agreement is extended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given under this Agreement or now or thereafter legally existing upon the occurrence of an event or default under this Agreement. The failure of either party to this Agreement to insist at any time upon the strict observance or performance of any of the provisions of this Agreement, or to exercise any right or remedy as provided in this Agreement, shall not impair any such right or remedy with respect to subsequent defaults. Every right and remedy given by this Agreement to the parties to it may be exercised from time to time and as often as may be deemed expedient by those parties.















Section 25 - APPLICABLE LAW AND PARTIAL INVALIDITY

     The Execution, interpretation, and performance of this Agreement shall in all respects be controlled and governed by the laws of the State of Massachusetts. If any part of this Agreement shall be declared invalid or unenforceable, Agent shall have the option to terminate this Agreement by notice to Owner.

     Any notices, demands, consents, and report necessary or provided for under this Agreement shall be in writing and shall be addressed as follows, or at such other address as Owner and Agent individually may specify hereafter in writing:

     Agent:         Claremont Management Corporation
               Batterymarch Park II
               Quincy, MA 02169
               ATTN:  Charles M. Moran, Jr.

     Owner:    The Council of Unit Owners of the
Residences and Inn at Henderson's Wharf,               A
Condominium, Inc.
               c/o Boston Bay Capital, Inc.
               One Liberty Square
               Boston, MA 02109
               ATTN:  Terrence P. Sullivan

     Such notice or other communication may be mailed by United States registered or certified mail, return receipt requested, postage prepaid, and may be deposited in a United States Post Office or a depository for the receipt of mail regularly maintained by the post office. Such notices, demands, consents, and reports may also be delivered by hand or by any other receipted method or means permitted by law. For purposes of this Agreement, notices shall be deemed to have been "given" or "delivered" upon personal delivery thereof forty-eight (48) hours after having been deposited in the United States mails as provided herein.

Section 26 - AGREEMENT BINDING UPON SUCCESSORS AND
     ASSIGNS

     This Agreement shall be binding the parties hereto and their respective personal representatives, heirs, administrators, executors, successors and assigns.

SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have affixed or caused to be affixed their respective signatures this _________ day of _______________ 1995.

Witnesses:                              The Council of
Unit Owners of the
                                   Residences and Inn at
Henderson's Wharf,
__________________________              A Condominium,
Inc.

                                   By:
_______________________________
                                           Terrence P.
Sullivan, President




                                   Agent:

                                        Firm:  Claremont
Management Corporation

__________________________
By:  _______________________________
                                           Charles M.
Moran, Jr., President